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Exhibit 2.3

AMENDMENT TO STOCK PURCHASE AGREEMENT

        THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into effective as of September 14, 2007, by and among (i) SM&A, a Delaware corporation ("Buyer"), (ii) Performance Management Associates, Inc., a California corporation (the "Company"), and (iii) James A. Wrisley and Paulette Wrisley (the "Shareholders"). Buyer, the Company, and the Shareholders are sometimes individually referred to as a "Party," and collectively as the "Parties." All initially capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Stock Purchase Agreement (as defined below).

RECITALS

        WHEREAS, on September 14, 2007, the Parties entered into a Stock Purchase Agreement, pursuant to which Buyer acquired from the Shareholders all of the issued and outstanding common stock of the Company, no par value (the "Shares"), for an aggregate cash purchase price of $2.5 million (the "Stock Purchase Agreement");

        WHEREAS, pursuant to Section 1.7 of the Stock Purchase Agreement, the Shareholders were entitled to receive additional consideration ("Earn-Out Consideration") for the Shares based on: (i) the employment of James Wrisley ("Wrisley") by the Company or the Buyer and (ii) the Actual Revenue Growth of the Company during each of the three consecutive twelve month periods following the Closing Date;

        WHEREAS, it was the intent of the Parties that the Earn-Out Consideration be based solely upon Actual Revenue Growth and not on the employment of Wrisley;

        WHEREAS, the parties desire to amend the Stock Purchase Agreement in order to accurately reflect their intent with respect to the payment of the Earn-Out Consideration;

        NOW THEREFORE, in consideration of the above recitals, and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, the parties agree as follows:

AGREEMENT

        1.    Amendments to the Stock Purchase Agreement.

          (a)   Section 1.7(a) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

            "(a) The Shareholders shall be entitled, subject to the terms and conditions hereof, to receive as additional cash consideration for the transfer of the Shares, additional cash payments (the "Earn-Out Consideration") based on the Actual Revenue Growth of the Company during each of the three consecutive twelve month periods following the Closing Date (each, an "Earn-Out Period" and the entire period from the first day of the Earn-Out Period to the end of the final Earn-Out Period, the "Earn-Out Term"), as described below."

          (b)   Section 1.7(b)(i) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

            "(i)  Within sixty (60) calendar days following the last day of the relevant Earn-Out Period, the Company shall deliver the Minimum Payment to the Shareholders."

          (c)   Section 1.7(e) shall be deleted in its entirety.

        2.    No Other Provisions Amended.    All other provisions of the Stock Purchase Agreement not specifically amended by this Amendment shall remain in full force and effect.

        3.    Severability.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        4.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        5.    Governing Law.    This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the Parties has duly executed this Amendment, or caused this Amendment to be duly executed on its behalf, as of this 6th day of March, 2008.

"BUYER":
SM&A, a Delaware corporation
By:	/s/ JAMES R. ECKSTAEDT
Name:	James R. Eckstaedt
Title:	Executive Vice President Finance and Chief Financial Officer
"COMPANY":
PERFORMANCE MANAGEMENT ASSOCIATES, INC., a California corporation
By:	/s/ JAMES R. ECKSTAEDT
Name:	James R. Eckstaedt
Title:	Executive Vice President and Chief Financial Officer
"SHAREHOLDERS":
/s/ JAMES A. WRISLEY JAMES A. WRISLEY
/s/ PAULETTE WRISLEY PAULETTE WRISLEY

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Exhibit 2.3